Exhibit 10.10

MEILI AUTO HOLDINGS LIMITED

SERIES B SHARE PURCHASE AGREEMENT

January 24, 2018

5.5	Additional Covenants.	23
5.6	Anti-corruption.	23
5.7	Satisfaction of Condition Precedent.	24
5.8	PFIC Covenant.	24
5.9	Conversion.	24
5.10	Compliance with Laws.	24
5.11	Filing of Amended MA&A.	24
5.12	Employment Agreement and Confidentiality, Non-Competition Agreement.	24
5.13	Restructuring.	24
5.14	Control Documents.	25
6. CONDITIONS TO INVESTORS’ OBLIGATIONS AT THE CLOSING.		25

6.1	Representations and Warranties True and Correct.	25
6.2	Performance of Obligations.	25
6.3	Proceedings and Documents.	25
6.4	Compliance Certificate.	25
6.5	Constitutional Documents.	25
6.6	Execution of Other Transaction Documents.	25
6.7	No Material Adverse Change.	25
6.8	Board of Directors and Director Indemnification Agreement.	25
6.9	The Payment of the Investment Amount of the Wacai Entity.	26
6.10	The Spin-off and Restructuring Plan of the Company.	26
7. CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING.		26

7.1	Representations and Warranties.	26
7.2	Performance of Obligations.	26
7.3	Execution of Transaction Documents.	26
7.4	Payment of the Purchase Price.	26
8. MISCELLANEOUS		26

8.1	Survival.	26
8.2	Successors and Assigns.	26
8.3	Entire Agreement.	27
8.4	Notices.	27
8.5	Amendments and Waivers.	27
8.6	Delays or Omissions.	27
8.7	Finder’s Fees.	27
8.8	Interpretation; Titles and Subtitles.	28
8.9	Counterparts.	28
8.10	Severability.	28
8.11	Confidentiality and Non-Disclosure.	28
8.12	Independent Nature of Investors’ Obligations and Rights.	29
8.13	Further Assurances.	29
8.14	Governing Law.	29
8.15	Dispute Resolution.	29
8.16	Expenses.	30
8.17	Termination of this Agreement.	30
SCHEDULE A-1 LIST OF FOUNDER
SCHEDULE A-2 LIST OF FOUNDER HOLDING COMPANY

SCHEDULE A-3 LIST OF SUBSIDIARIES

SCHEDULE B SCHEDULE OF INVESTMENT PARTICULARS

EXHIBIT A KEY EMPLOYEES

EXHIBIT B SCHEDULE OF NOTICE

EXHIBIT C CAPITALIZATION TABLE OF THE COMPANY

EXHIBIT D DISCLOSURE SCHEDULE

EXHIBIT E FORM OF AMENDED M&AA

EXHIBIT F FORM OF SHAREHOLDERS AGREEMENT

EXHIBIT G FORM OF DIRECTOR INDEMNIFICATION AGREEMENT

THIS SERIES B SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into on January 24, 2018 by and among:

(1) Meili Auto Holdings Limited, an exempted limited liability company duly incorporated and validly existing under the Laws of the Cayman Islands with its registered address at Office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands (the “Company”);

(2) The individual listed in Schedule A-1 (the “Founder”);

(3) The company listed in Schedule A-2 (the “Founder Holding Company”);

(4) Each of the entities listed in Schedule A-3;

(5) Meili Finance Holdings Limited, an exempted limited liability company duly incorporated and validly existing under the Laws of the Cayman Islands with its registered address at Sertus Chambers, P.O. Box 2547, Cassia Court, Camana Bay, Grand Cayman, Cayman Islands (“Meili Finance”); and

(6) Each of the entities listed in Schedule B (collectively the “Investors” and each an “Investor”).

The above parties shall hereinafter be referred to collectively as the “Parties” and individually as a “Party”.

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, at the Closing, the Company desires to issue and sell to the Investors and each Investor desires, severally but not jointly, to purchase from the Company that number of Purchased Shares (as defined below) as set forth opposite each Investor’s name in the corresponding column in Schedule B attached hereto respectively on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

1.	DEFINITIONS.

1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any notice, charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, (a) with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person; and (b) in the case of an individual, shall include, without limitation, his spouse, child, brother, sister, parent, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid persons. In the case of an Investor, shall include (i) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by any of the Investors or its fund manager, and (ii) any trust Controlled by or held for the benefit of such Investor. For the avoidance of doubt, the Investors shall not be deemed to be an Affiliate of any Group Company.

“Approval” means any approval, license, authorization, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

“Benefit Plan” means any deferred compensation agreement, bonus plan, ESOP or other incentive plan, profit sharing plan, retirement agreement or other employment compensation agreement or any other plan established or maintained by any Group Company (or any predecessor of a Group Company) which provides or provided benefits for any employee of any Group Company or with respect to which contributions are or have been made by any Group Company on account of an employee of any Group Company, except for those contained in the employment contracts in ordinary forms used by the Group Companies.

“Board” shall mean the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable laws or executive order to be closed in PRC, Hong Kong, British Virgin Islands, or Cayman Islands.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, as to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument, joint venture or shareholders’ agreement or equivalent documents, and business license, in each case as amended; and means, as to PRC limited liability companies, the business license, articles of association, shareholders’ agreement or equivalent documents.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of more than fifty percent (50%) of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Companies issued by SAFE on July 4, 2014 and as amended and supplemented from time to time.

“Director Indemnification Agreement” means the Director Indemnification Agreement among the parties thereto in substantially the form and substance attached hereto as Exhibit G.

“Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“ESOP” means such share option plans, share incentive scheme or other schemes and agreements of similar nature approved by Board of Directors (including the approval of a majority of the Series A Directors (as defined in the Shareholders Agreement)) pursuant to which 26,994,966 Ordinary Shares are reserved to be issued or granted to the directors, the officers, the employees, consultants or advisers of any of the Group Companies.

“Founder Party” means, collectively, the Founders and the Founder Holding Companies.

“GAAP” means the accounting principles generally accepted in the PRC.

“Governmental Authority” means any nation or government, or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, Hong Kong or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Companies” means the Company, the Material Subsidiaries and Other Subsidiaries, together with each Subsidiary and branch of any of the aforementioned entities and each other Person from time to time directly or indirectly Controlled by the foregoing; and “Group Company” means any of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense (including reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, and defense of claims, and amounts paid in settlement), liability, loss, obligation, penalty, settlement, suit, together with all interest, penalties, that may be imposed on or otherwise incurred or suffered by such Person.

“Intellectual Property” means any and all (a) patents, all patent rights and all applications therefor and all reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (b) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (c) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (d) URLs, domain names, web sites, web pages and any part thereof, (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (f) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (g) trade names, trade dress, trademarks, service marks, and registrations and applications therefor, and (h) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

“Key Employees” means the individuals as listed in Exhibit A attached hereto.

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any Governmental Order.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge, easement, adverse claim, restrictive covenant, or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer, receipt of income, or exercise of any attributes of ownership.

“Material Adverse Effect” means (a) any event, occurrence, fact, condition, change or development that has had, has, or is reasonably expected to have a material adverse effect on the business, intellectual property, operations, condition (financial or otherwise) or liabilities of the Group Companies taken as a whole; provided, however, that in no event shall any of the following, alone or taken as a whole, be deemed to constitute a Material Adverse Effect, nor shall any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would result: (i) general economic conditions in global or Chinese markets (including financial, banking, credit, currency and capital markets); (ii) fluctuations in applicable currency exchange rates; (iii) conditions generally affecting the industry in which the Group Companies operate; (iv) changes in applicable law or in GAAP; (v) any action taken by any of the Investors that breaches the terms of this Agreement or the Transaction Documents; (vi) the commencement or material worsening of a war or armed hostilities or other national or international calamity, or the occurrence of any military or terrorist attack; and (vii) acts of God or natural disasters, (b) material impairment of the ability of any Warrantor to perform the material obligations of such Person hereunder or under any other Transaction Document, as applicable, or (c) subject to the exclusion under (a), material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any Warrantor.

“New Hope” means the Key View Investments Limited, a company organized and existing under the Laws of Hong Kong.

“Option Holder” means the employees, officers, directors, consultants or advisers of any of the Group Companies that are granted options to purchase the Option Shares under the ESOP.

“Option Shares” means the 26,994,966 Ordinary Shares reserved under the ESOP for issuance to the employees, officers, directors, consultants or advisers of any of the Group Companies.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Other Subsidiaries” means the entities listed in Part II of Schedule A-3.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China but solely for purposes of this Agreement and the other Transaction Documents, does not include Hong Kong, the Special Administrative Region of Macau and the territory of Taiwan.

“PRC Companies” means the PRC Domestic Companies and the WFOEs; “PRC Company” means any of them.

“PRC Criminal Law” means the Criminal Law of the People’s Republic of China (中华人民共和国刑法).

“PRC Domestic Companies” means Auto Alliance, Liyun, Tairong, Tongfeng, Junkai, Feima, Risk Control VIE and their respective Subsidiaries; “PRC Domestic Company” means any of them.

“Principal Business” means the principal business of operating the automobile finance and the risk control business that the Group Companies are currently engaged in.

“Public Official” means (a) any employee or official of any Governmental Authority, including any employee or official of any entity owned or controlled by a Governmental Authority, (b) any employee or official of a political party, (c) any candidate for political office or his employee or associate, (d) any employee or official of an international organization, or (e) any person who acts in an official capacity for or on behalf of any of the foregoing.

“RMB” means Renminbi, the lawful currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange of the PRC

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A Preferred Shares” means the Series A-1 Preferred Shares and the Series A-2 Preferred Shares.

“Series A-1 Preferred Shares” means the series A-1 preferred shares of the Company, par value US$0.0001 per share.

“Series A-2 Preferred Shares” means the series A-2 preferred shares of the Company, par value US$0.0001 per share.

“Series B Preferred Shares” means the series B preferred shares of the Company, par value US$0.0001 per share.

“Subsidiary” means, with respect to any specified Person, any Person of which the specified Person directly or indirectly Controls.

“Statement Date” means September 30, 2017.

“Tax” means any national, provincial or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or any other type of tax, levy, assessment, custom duty or charge imposed by any Governmental Authority, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any loss or tax liability incurred in connection with the determination, settlement or litigation of any liability arising therefrom.

“Tax Return” means any return, declaration, report, estimate, claim for refund, claim for extension, information return, or statement relating to any Tax, including any schedule or attachment thereto.

“Transaction Documents” means this Agreement, the Shareholders Agreement, the Amended M&AA, the Director Indemnification Agreements and each of the other agreements and documents otherwise required in connection with the transactions contemplated by the foregoing, and the exhibits, annexes and schedules attached to any of the foregoing.

“US$” or “$” means the lawful currency of the United States of America.

“Wacai Entity” means Wacai Holdings Limited, an exempted limited liability company incorporated and existing under the Laws of the Cayman Islands.

“WFOEs” means, collectively, the WFOE I, WFOE II, WFOE III and WFOE IV; “WFOE” means any of them.

The following terms have the meanings set forth in the Sections set forth below:

Term	Location
Agreement	Preamble
Amended M&AA	Section 2.1
Auto Alliance	Part IV of Schedule A-3
Cayman Holdco I	Part I of Schedule A-3
Cayman Holdco II	Part I of Schedule A-3
Closing	Section 2.3

Closing Date	Section 2.3
Company	Preamble
Confidential Information	Section 8.11(a)
Control Documents	Section 5.12
Conversion Shares	Section 3.2(d)
Disclosing Party	Section 8.11(c)
Feima	Part IV of Schedule A-3
Founder	Preamble
Founder Holding Company	Preamble
HK Holdco I	Part II of Schedule A-3
HK Holdco II	Part II of Schedule A-3
HK Holdco III	Part II of Schedule A-3
HKIAC	Section 8.14
Indemnified Person	Section 5.3(a)
Investor or Investors	Preamble
Junkai	Part IV of Schedule A-3
Liyun	Part IV of Schedule A-3
Long Stop Date	Section 8.17(a)(ii)
Material Contracts	Section 3.15
Material Subsidiaries	Part I of Schedule A-3
Meili Finance	Preamble
New Hope Director	Section 6.8
Other Subsidiaries	Part II of Schedule A-3
Purchase Price	Section 2.2
Purchased Shares	Section 2.1
Risk Control VIE	Part IV of Schedule A-3
Shareholders Agreement	Section 2.1
Tairong	Part IV of Schedule A-3
Tongfeng	Part IV of Schedule A-3
Warrantor or Warrantors	Section 3
WFOE I	Part III of Schedule A-3
WFOE II	Part III of Schedule A-3
WFOE III	Part III of Schedule A-3
WFOE IV	Part III of Schedule A-3

1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) references to a Person are also to its successors and permitted assigns; and

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

2.	SALE AND PURCHASE, CLOSING.

2.1 Authorization. As of the Closing, the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of a total of 51,220,628 Series B Preferred Shares, having the rights, preferences, privileges and restrictions set forth in the Second Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit E (the “Amended M&AA”) and that certain Amended and Restated Shareholders Agreement attached hereto as Exhibit F (the “Shareholders Agreement”).

2.2 Agreement to Purchase and Sale. Subject to the terms and conditions hereof, at the Closing, the Company hereby agrees to issue, allot and sell to each Investor, and each Investor, severally and not jointly, hereby agrees, at the Closing, to subscribe for and purchase from the Company, such number of the Series B Preferred Shares as set forth opposite such Investor’s name under the column of “Number of Series B Preferred Shares” in Schedule B attached hereto (the “Purchased Shares”) at the total purchase price as set forth opposite such Investor’s name under the column of “Aggregate Purchase Price” in Schedule B attached hereto (the “Purchase Price”) and at the per share price as set forth opposite such Investor’s name under the column of “Purchase Price Per Share”.

2.3 Call Option.

(a) Subject to the terms hereof, the Company hereby agrees to grant New Hope a call option to purchase no more than 14,227,952 Series B Preferred Shares at the same purchase price of per Series B Preferred Share within three (3) months after the Closing under the same terms and conditions in the Agreements. New Hope is entitled to exercise or designate its Affiliates to exercise the call option. Without the prior written consent of the Company, the call option shall not be transferred or assigned to any third party (other than New Hope’s Affiliates) by New Hope;

(b) The call option shall expire and terminate if New Hope or its Affiliates fails to (i) deliver a written notice to the Company to exercise the call option within three (3) months after the Closing or pay the total purchase price within thirty (30) days after the delivery of the written notice hereinabove; or (ii) consummate the transaction contemplated under this Agreement before the Long Stop Date.

(c) The Company shall perform the obligations according to Section 5.13 and Section 5.14 of this Agreement.

2.4 Closing. Subject to the provisions hereof, the consummation of the purchase and sale of the Purchased Shares shall be conducted simultaneously by exchange of documents or electronic documents, on a date no later than five (5) Business Days after the fulfilment or waiver of the conditions to the Closing as set forth in Section 6 and Section 7, or at such other place and time as the Company and the Investors may mutually agree upon (the “Closing”, and the date of the Closing, the “Closing Date”).

2.5 Closing Deliverables.

(a) At the Closing, the Company shall deliver or cause to be delivered the following items to each Investor:

(i) a duly issued share certificate representing the Purchased Shares purchased by or issued to such Investor pursuant to Section 2.2;

(ii) executed versions of the directors’ resolutions and/or shareholders’ resolutions of the Company and other Group Companies, where appropriate, approving, among other things, (A) the issuance and sale of the Purchased Shares to the Investors, (B) the issue of new share certificates in respect of the Purchased Shares to the Investors, and (C) the execution and delivery of the Transaction Documents to which such Group Company is a party;

(iii) a certified true copy of the register of members of the Company as of the Closing Date showing the Investors are the holders of the Purchased Shares contemplated hereby, certified by the registered office provider of the Company;

(iv) a certified true copy of the register of directors of the Company as of the Closing Date evidencing the appointment of the New Hope Director, certified by the registered office provider of the Company;

(v) scanned copies of the Key Employees’ executed employment agreements and confidentiality, non-competition agreements;

(vi) executed legal opinion from the Company’s Cayman counsel dated the Closing Date; and

(vii) executed counterparts of each Transaction Document to which any Group Company and/or any Founder Party is a party.

(b) At the Closing, each of the Investors shall deliver or cause to be delivered to the Company executed counterparts of each Transaction Document to which such Investor is a party, and the aggregate purchase price amount set forth opposite its name in the relevant column of Schedule B hereto, by wire transfer in immediately available funds of US dollar to a bank account designated by the Company.

3.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS.

Unless specifically indicated otherwise, the Group Companies, the Founder and the Founder Holding Company (collectively the “Warrantors” and each a “Warrantor”) hereby jointly and severally represent and warrant to the Investors that the statements in this Section 3 are all true, correct and complete as of the date hereof and the date of the Closing.

3.1 Organization, Good Standing and Qualification.

(a) Each of the Company, Cayman Holdco I and Cayman Holdco II is duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of the HK Company I, the HK Company II and the HK Company III is duly organized, validly existing and in good standing under the Laws of Hong Kong. Each of the PRC Companies is duly established, validly existing and in good standing with its business license and its articles of association are in full force and effect under, and in compliance with, the Laws of the PRC. Each of the PRC Companies has a valid business license issued by relevant Governmental Authority, and has, since its establishment, carried on its business materially in compliance with the business scope set forth in its business license. Each of the PRC Companies shall legally carry on its business and operations as currently conducted or expected to be conducted, and have not infringed or breached and will not infringe or breach any PRC Laws. Copies of the business license, articles of association, and other organizational documents of each of the PRC Companies, as amended to date, have been delivered to the Investors and are true, correct and complete and are in full force and effect.

(b) Each Group Company has all requisite legal and corporate power and authority to own, lease and operate its properties and assets and to carry on the Business, and is duly qualified to transact business in each jurisdiction in which the failure to so qualify would reasonably be expected to result in a Material Adverse Effect. The Company was formed solely to acquire and hold the equity interests in the other Group Companies and since its formation has not engaged in any other business and has not incurred any Liability. All Approvals required by the applicable Governmental Authorities in respect of the Group Companies and their operations have been duly completed in all material respects in accordance with the relevant Laws. None of Group Company is in liquidation and no proceedings have been brought or threatened for the purpose of it being wound up.

3.2 Capitalization. Immediately prior to the Closing, the authorized share capital of the Company will consist of the following:

(a) Ordinary Shares. A total of 324,292,539 authorized Ordinary Shares of which 61,937,485 shares are issued and outstanding.

(b) Preferred Shares. A total of 175,707,461 authorized Preferred Shares, and of which 104,211,676 Preferred Shares are designated as Series A-1 Preferred Shares and 20,275,157 Preferred Shares are designated as Series A-2 Preferred Shares which are issued and outstanding. 51,220,628 shares of all authorized Preferred Shares are designated as Series B Preferred Shares and none of which are issued and outstanding.

(c) Options, Warrants, Reserved Shares. The Company has reserved sufficient Ordinary Shares for issuance upon the conversion of the Series A Preferred Shares and Series B Preferred Shares (collectively, the “Conversion Shares”). Except for (i) the conversion privileges of the Series B Purchased Shares to be purchased, and (ii) the Option Shares, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the Equity Securities of the Company, including but not limited to those performance based or non-performance based incentive options or warrants granted or to be granted to the employees, officers and directors of any of the Group Company. Apart from the exceptions noted in this Section 3.2(c) and the Transaction Documents, no shares (including the Ordinary Shares and the Preferred Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any pre-emptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other Person).

(d) Exhibit C lists, as of (i) immediately prior to the Closing, and (ii) immediately after the Closing, the outstanding or reserved Equity Securities of the Company, the record and beneficial holders thereof.

(e) The registered capital of each PRC Company is set forth opposite its name in Section 3.2(e) of the Disclosure Schedule. The registered capital of each PRC Company shall be paid according to the PRC Law and its articles of association on the date hereof. All historical changes to the share capital of each PRC Company and historical transfers of equity interest in each PRC Company were made in compliance with the applicable Laws.

(f) All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, pre-emptive rights of any Person, and applicable Contracts, and are fully paid and non-assessable. All share capital of each Group Company is and as of the Closing shall be free of any and all Liens (except as provided under the Transaction Documents and as disclosed in Section 3.2(c) and Section (f) of the Disclosure Schedule). Other than as contemplated by the Transaction Documents, there are no (i) outstanding options, warrants, proxy, agreements, pre-emptive rights or other rights relating to the share capital of each Group Company; or (ii) outstanding Contracts or other agreements under which each Group Company or any other Person purchases or otherwise acquires, or has the right to purchase or otherwise acquire, any interest in the share capital of each Group Company except for the Transaction Documents and as disclosed in Section 3.2(c) of the Disclosure Schedule.

3.3 Subsidiaries. There is no agreement (including but not limited to the shareholder agreement, voting trust, proxy or other agreement, and the controlled agreements) or understanding among any Founder Party, any Group Company and/or any other Person with respect to the ownership or Control of any of the Group Companies except as contemplated by the Transaction Documents and as disclosed in Section 3.3 of the Disclosure Schedule. Unless otherwise specified in the Transaction Documents, no Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person.

3.4 Due Authorization. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it/he is a party and to carry out and perform its obligations hereunder and thereunder. All action on the part of each Warrantor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it/he is a party, the performance of all obligations of each Warrantor hereunder and thereunder, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale, transfer and allotment of the Purchased Shares, has been taken or will be taken at the Closing. This Agreement has been duly executed and delivered by each Warrantor. This Agreement and each of the Transaction Documents are, or when executed and delivered by such Warrantor shall be, valid and legally binding obligations of such Warrantor, enforceable against such Warrantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5 Valid Issuance of Purchased Shares. The Purchased Shares, when issued, sold and allotted in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of any Liens (except as provided under applicable securities Laws and under the Transaction Documents). The Conversion Shares have been reserved for issuance and, upon issuance in accordance with the terms of the Amended M&AA, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Transaction Documents). The issuance of the Purchased Shares and Conversion Shares is or will not be subject to any pre-emptive rights, rights of first refusal or similar rights other than the relevant rights set forth in the Transaction Agreements.

3.6 Governmental Consents. No Approval with respect to or on the part of any Warrantor is required in connection with its valid execution, delivery, or performance of this Agreement or the Transaction Documents or the offer, sale, issuance, transfer or reservation for issuance of any Purchased Shares.

3.7 Approvals.

(a) Each Group Company has obtained all Approvals to conduct the business of the Group Companies, except for failure to obtain or fulfil any Approval that will not result in a Material Adverse Effect.

(b) There is no subsisting contravention of any Approval and there are no facts or circumstances known to Warrantors which are likely to result in the revocation or variation of any Approval.

(c) To the best of Warrantors’ knowledge and belief:

(i) no Group Company has done or permitted to be done anything that would be likely to cause any of the Approvals to be terminated; and

(ii) no party to any of the Approvals has given written notice to Warrantor or any Group Companies of any matter that would be likely to cause any of the Approvals to be terminated.

3.8 Compliance with laws and Governmental Orders.

(a) No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by any Group Company of, or a failure on the part of such Group Company to comply with, any Law or Governmental Order or (ii) may give rise to any obligation on the part of a Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for any event or circumstance which will not result in a Material Adverse Effect.

(b) No Group Company has received any notice from any Governmental Authority regarding (i) any actual, alleged, possible or potential material violation of, or material failure to comply with, any Law or Governmental Order or (ii) any actual, alleged, possible or potential material obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. To the Knowledge of the Warrantors, the Company is not under investigation with respect to a material violation of any Law or Governmental Order.

(c) Each Group Company and each of its directors, officers, employees, agents and other persons explicitly authorized to act on its behalf and the Founder (collectively, the “Representatives”), are in compliance with and have complied with all applicable anti-bribery, anti-corruption, anti-money laundering, recordkeeping and internal controls Laws in all material respects. Without limiting the foregoing, neither any Group Company nor any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, or received notice of any allegation of the following: (i) the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official with respect to any Group Company or the Business of any Group Company, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person; (ii) the taking of any action by any Person which would violate the Foreign Corrupt Practices Act of the United States of America, as amended (the “FCPA”) in any material aspect if taken by an entity subject to the FCPA, or could reasonably be expected to constitute a material violation of any applicable Law; or (iii) the making of any false or fictitious entries in the books or records of any Group Company by any Person.

(d) The Business of each Group Company as now conducted are, in all material aspects, in compliance with all Laws and regulations that may be applicable, including without limitation all Laws of the PRC with respect to mergers, acquisitions, foreign investment and foreign exchange transactions except where the failure to comply with any applicable Law or regulation would not result in a Material Adverse Effect.

3.9 Tax Matters.

(a) Except as disclosed in Section 3.9 of the Disclosure Schedule, each Group Company (i) has timely filed all Tax Returns that are required to have been filed by it with any Governmental Authority, (ii) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return), withheld and remitted to the appropriate Governmental Authority all Taxes which is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than, in the case of clauses (i) and (ii), unpaid Taxes that are in contest with the Tax authority by any Group Company in good faith or are nonmaterial in amount.

(b) Each Tax Return referred to in paragraph (a) above was properly prepared in compliance with applicable Law and was (and will be) true and correct in all material respects except where the failure to file such Tax Returns would not result in a Material Adverse Effect. None of such Tax Returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. No written claim has been made by a Governmental Authority in a jurisdiction where the Group Companies do not file Tax Returns that any applicable Group Company is or may be subject to taxation by that jurisdiction. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by Law. All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Group Company have been duly maintained.

(c) The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements (as defined in Section 10 below), and there are no unresolved questions or claims concerning any Tax Liability of any Group Company. Since the Statement Date, no Group Company has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, and to the Knowledge of the applicable Group Company and each of the Founder Parties, there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

(d) To the Knowledge of the applicable Group Company and each of the Warrantors, no Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

3.10 Financial Statements. The financial statements of each Group Company consist of its unaudited balance sheet and statements of incomes and cash flows as of the Statement Date (the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with the books and records of each PRC Domestic Company, (ii) accurately present the financial condition and position of each PRC Domestic Company as of the dates indicated therein and the results of operations and cash flows of the PRC Domestic Company for the periods indicated therein, except in the case of unaudited financial statements for the absence of notes, and (iii) were prepared in accordance with the GAAP applied on a consistent basis throughout the periods involved. All of the accounts receivable owing to each PRC Domestic Company, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are good and collectible in the ordinary course of business, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with the GAAP), and no further goods or services are required to be provided in order to complete the sales and to entitle such PRC Domestic Company to collect in full. There are no contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of any PRC Domestic Company.

3.11 Charter Documents; Books and Records. Except for Tongfeng, the Charter Documents of each Group Company are in the form provided to New Hope. Each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice.

3.12 Activities Since the Statement Date. Since the Statement Date and except as provided by the Transaction Documents, (i) the Group Companies have operated the Business (including the Principal Business) in the ordinary course consistent with its past practice, (ii) there has not been any Material Adverse Effect or any material change in the way the Group Companies conducts the Business (including the Principal Business), (iii) no Group Company has entered into any material transaction outside of the ordinary course of business consistent with its past practice, (iv) except for disposals in the ordinary and usual course of business and at not less than market value, the property of each Group Company has been and remains in the possession or under the control of the Group Company; and (v) there has not been by or with respect to any Group Company:

(a) any purchase, acquisition, sale, lease, disposal of or other transfer of any assets (including any license of Intellectual Property Rights to third parties) that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice, and no acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

(b) any waiver, termination, settlement or compromise of a valuable right or of a debt;

(c) any incurrence, creation, assumption, repayment, satisfaction, or discharge of (i) any Lien or (ii) any indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(d) except in the ordinary course of business consistent with its past practice, any amendment to any Material Contract, any entering into any new Material Contract, or any termination of any Contract that would have been a Material Contract if in effect on the date hereof, or any amendment to any Charter Document, or any amendment to or waiver under any Charter Document;

(e) any declaration, setting aside or payment or other distribution with respect to any Equity Securities, or any direct or indirect redemption, purchase or other acquisition of any Equity Securities;

(f) any material damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of any Group Company;

(g) except in the ordinary course of business consistent with its past practice, entry into any closing agreement with respect to material Taxes, settlement of any claim or assessment with respect to any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in any material amount of additional Tax or filing of any material amended Tax Return;

(h) any material change in the number of persons employed by any Group Company and no material change has been made in the remuneration or other benefits paid or allowed to, or expected by, any employee of any Group Company include but not limited to the adoption of any new ESOP, or any material change in any existing ESOP;

(i) any change in accounting methods or practices or any revaluation of any of its assets; or

(j) any commencement or settlement of any Action.

3.13 Action and Governmental Orders. There is no Action pending or to the best Knowledge of any Warrantor, currently threatened against any Group Company or, to the best Knowledge of any Warrantor, any of the officers, directors or employees of any Group Company with respect to the respective business or proposed business activities of each Group Company (as applicable), nor is any Warrantor aware of any basis for any of the foregoing, including with respect to any Action involving the prior employment of any employees of any Group Company, their use in connection with such Group Companies’ Business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. There is no Governmental Order in effect and binding on any Group Company or their respective assets or properties. There is no Action by any Group Company pending or which such Person intends to initiate against any third party. No Government Authority has at any time challenged or questioned in writing the legal right of any Group Company, nor has any of them received any opinion or memorandum or advice from any legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may result in a Material Adverse Effect.

3.14 Liabilities.

(a) No Group Company has any Liabilities except for the liabilities set forth in the Financial Statements and Section 3.14 of the Disclosure Schedule that have not been satisfied since the Statement Date. Ordinary shareholders and Series A holders shall be liable for the compensation of the net assets impairment of the Group Companies, which caused by contingent liabilities and interim liabilities arising during the Statement Date and the date of Closing, provided that such net assets impairment is resulted in the change of government policy.

(b) Ordinary shareholders shall be liable for the compensation of the liabilities undisclosed in the Financial Statements (including contingent liabilities), provided that such liabilities is resulted in the change of government policy.

3.15 Titles and Properties.

(a) The Group Companies have good and valid title to, or a valid leasehold interest in, all of the assets they use in the conduct of their respective businesses, whether real, personal or mixed, free and clear of any Liens (other than Permitted Liens) or third party claims, including any creditors’ rights. The foregoing assets collectively represent all assets, rights and properties necessary for the conduct of the Business of the Group Companies in the manner conducted during the periods covered by the Financial Statements. Except for leased items, no Person other than a Group Company owns any interest in any such assets. All leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease.

(b) No Group Company owns any real property or has any easements, licenses, rights of way, or other interests in or to real property, except for the leasehold interests to real property listed on Section 3.15(b) of the Disclosure Schedule. All such leasehold properties are held under valid, binding and enforceable leases of a Group Company. There are no facilities, services, assets or properties shared with any other Person which is not a Group Company, which are used in connection with the Business of the Group Companies.

3.16 Compliance with Other Instruments. No Group Company is in material violation, breach or default of its Charter Documents. The execution, delivery and performance by each Group Company, each Founder of and compliance by each Group Company and each Founder with each of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in (a) any material violation, breach or default, or be in material conflict with or constitute, with or without the passage of time or the giving of notice or both, a material default under (i) the Charter Documents of any Group Company or (ii) any Material Contract except for any violation, breach, default, or conflict which would not reasonably be expected to constitute a material breach thereunder, or (b) any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Group Company.

3.17 Related Party Transactions.

(a) Except as disclosed in Section 3.17 of the Disclosure Schedule and except the employment agreement, confidentiality agreement, non-compete agreement and other Contract in similar nature with Meili Finance Holdings Limited or any Group Company, no Founder, or any shareholder, officer, director or employee of any Group Company or any Affiliate of any of them (each of the foregoing, a “Related Party”), has any Contract with any Group Company (each, a “Related Party Contract”). Each Related Party Contract is on terms and conditions as favorable to the applicable Group Company as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party. No Related Party has any direct or indirect ownership interest in any Person (other than a Group Company) with which a Group Company is affiliated or with which a Group Company has a business relationship, or any Person (other than a Group Company) that directly competes with the Principal Business of any Group Company (except that a Related Party may have a passive investment of less than 3% of the stock of any publicly traded company that engages in the foregoing). No Related Party has any interest, either directly or indirectly, in (i) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services or (ii) any Contract to which a Group Company is a party or by which it may be bound or affected.

3.18 Intellectual Property Rights.

(a) The Group Companies own or otherwise have the sufficient right or license to use all Intellectual Property necessary for the Business without any violation or infringement of the rights of others, free and clear of all Liens. Section 3.18 of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by the Group Companies, whether registered or not. There is no pending or, to the Knowledge of the Warrantors and, no threatened claim or litigation against any Group Company contesting the right to use its Intellectual Property, asserting the misuse thereof, or asserting the infringement or other violation of any Intellectual Property of any third party. All inventions and know-how conceived by employees of the Group Companies and related to the Businesses of the Group Companies are “works made for hire”, and all right, title, and interest therein, including any applications therefor, have been transferred and assigned to, and are currently owned by, the Group Companies.

(b) No Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Group Company’s Intellectual Properties to be invalid, unenforceable or not subsisting. No Group Company’s Intellectual Property is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company, or (b) may affect the validity, use or enforceability of such Group Company’s Intellectual Properties. Each Warrantor has assigned and transferred to a Group Company any and all of its Intellectual Property related to the Principal Business. No Group Company has (a) transferred or assigned any of its Intellectual Properties; (b) authorized the joint ownership of, any of its Intellectual Properties; or (c) permitted the rights of any Group Company in any of its Intellectual Properties to lapse or enter the public domain.

(c) No proceedings or claims in which any Group Company alleges that any Person is infringing upon, or otherwise violating, any Group Company’s Intellectual Property rights are pending, and none has been served, instituted or asserted by any Group Company.

(d) To the Knowledge of the Warrantors, none of the employees of any Group Company is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her reasonable best efforts to promote the interests of the Group Companies or that would conflict with the Business of any Group Company as presently conducted and planned to be conducted. To the Knowledge of the Warrantors, it will not be necessary to utilize in the course of any Group Company’s business operations any inventions of any of the respective employees of the Group Companies made prior to their employment by the Group Companies, except for inventions that have been validly and properly assigned or licensed to the Group Companies as of the date hereof.

3.19 Labor and Employment Matters.

(a) Section 3.19(a) of the Disclosure Schedule enumerates each Key Employees of each Group Company or any other employee with responsibilities similar to any of the foregoing, along with each such individual’s title. To the best Knowledge of the Warrantors, each such individual is currently devoting all of his or her business time to the conduct of the business of the respective Group Company. No such individual (and no group of employees) has given any notice of an intention to resign, and no Group Company has any intention of terminating the employment of any such individual or any group of employees. To the best Knowledge of the Warrantors, no Key Employees of any Group Company is obligated under, or in material violation of any term of, any Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, such Group Company. No Group Company has received any notice alleging that any such violation has occurred. No Group Company is a party to any collective bargaining agreements or other Contract with any union or guild, and none of the Group Companies has been informed by their employees regarding the establishment of any trade union, work council or other organizations representing the employees of the Group Company. No employee of the Group Companies is owed any back wages or other compensation for services rendered (except for the current pay period or as otherwise set forth on the Financial Statements). All Key Employees have entered into a standard employment agreement containing confidentiality, non-compete and invention assignment provisions. To the Knowledge of the Warrantors, none of the Key Employees is in violation of such employment agreement.

(b) To the best Knowledge of the Warrantors, no employee of any Group Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or Governmental Order of any court or Governmental Authority, that would materially interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the business by the employees of the Group Companies, nor the conduct of the business as now conducted or as presently proposed to be conducted, will, to the Knowledge of the Warrantors, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) There is no, and there has not been during the past two (2) years, any Action relating to the violation or alleged violation of any Law by the Company pertaining to labour relations or employment matters, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company. Except as disclosed in Section 3.19(b) of the Disclosure Schedule, each Group Company has complied with all Laws relating to employment, wages, hours, overtime, working conditions, benefits, retirement, termination, Taxes, and health and safety. Except as disclosed in Section 3.19(b) of the Disclosure Schedule, each Group Company is in compliance in all material respects with each Law relating to its provision of any form of social insurance (the “Social Insurance”) and housing fund, and has paid, or made provision for the payment of, all Social Insurance and housing fund contributions required under applicable Law. There has not been, and there is not now pending or, to the Knowledge of the Warrantors, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage with respect to the employees of any Group Company or any unfair labor practice charge against any Group Company. There is no pending internal investigation related to any employee or consultant of any Group Company.

(d) Except for statutory social insurance schemes and housing fund schemes and except as disclosed in Section 3.19(b) of the Disclosure Schedule, the Group Companies have not adopted or implemented any Benefit Plan. To the Knowledge of the Warrantors, there are no pending investigations by any Governmental Authority involving any Benefit Plan and no threatened or pending claims against any ESOP (except for claims for benefits payable in the normal operation of any ESOP).

(e) Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated by this Agreement or any other Transaction Document will (i) entitle any current or former employee or director of any Group Company to severance pay, or any payment contingent upon a change in control of any Group Company, (ii) increase or enhance any benefits payable under any Benefit Plan, or (iii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any employee or former employee.

(f) Each former employee of any Group Company whose employment was terminated by such Group Company has entered into an agreement with such Group Company for the full release of any claims against such Group Company or any Related Party arising out of such employment.

(g) To the best Knowledge of the Warrantors, none of the employees or directors (other than any director appointed by any holder(s) of the Preferred Shares) of any Group Company, has been (a) subject to voluntary or involuntary petition under any applicable bankruptcy laws or any state insolvency laws or the appointment of manager, a receiver or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any Governmental Order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction that (i) permanently or temporarily enjoins him from engaging, or otherwise imposing limits or conditions on his engagement in any securities trading in any securities exchange, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company or (ii) materially interferes with or adversely affects the qualification or ability of the Company or any other Group Company to consummate the first firm underwritten public offering of its securities on a recognized regional or national exchange or quotation system in an internationally recognized stock exchange; or (d) found by a court of competent jurisdiction in a civil action or by any relevant regulatory organization to have violated any applicable securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

3.20 Material Contracts. All agreements, contracts, instruments and other obligations to which any Group Company is a party or by which it is bound that are material to the conduct and operations of its business and properties have been provided to the Investors.

3.21 Disclosure. Each Warrantor has provided each Investor with all the information regarding the Group Companies requested by such Investor. No representation or warranty of the Warrantors contained in this Agreement or any certificate furnished or to be furnished to any Investor at the Closing under this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement or the Disclosure Schedule, there is no fact that the Warrantors have not disclosed to the Investors in response to the Investors’ enquiry and of which any of its officers, directors or executive employees has Knowledge and that has had or would reasonably be expected to have a Material Adverse Effect.

4.	REPRESENTATIONS AND WARRANTIES OF INVESTORS.

Each of the Investors, severally but not jointly, hereby represents and warrants, with respect to itself only, to the Company the following:

4.1 Status. It is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party.

4.2 Authorization. It has all requisite power and authority to execute and deliver and perform the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of such Investor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of such Investor thereunder, has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by such Investor. This Agreement and each of the Transaction Documents to which such Investor is a party are, or when executed and delivered by such Investor shall be, valid and legally binding obligations of such Investor, enforceable against such Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3 No Contravention. The execution, delivery and performance by it of and compliance by such Investor with each of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in (a) any such violation, breach or default, or be in conflict with or constitute a default under (i) Charter Documents of such Investor, (ii) any material contract of such Investor, or (iii) any applicable Law except, for clause (ii), any violation, breach, default, or conflict which would not reasonably be expected to constitute a material breach thereunder, or (b) any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, such Investor.

4.4 Purchase for Own Account. The Purchased Shares purchased hereunder to be received by the Investors, if any, will be acquired for investment purposes for the Investors’ own account or the account of one or more of any Investor’s Affiliates, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investors do not have any present intention of selling, granting any participation in, or otherwise distributing the same.

4.5 Exemption from Registration; Restricted Securities. Such Investor understands that none of the Purchased Shares it purchases hereunder and the Conversion Shares with respect to such Purchased Shares will be registered under the Securities Act or registered or listed publicly pursuant to any other applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act or the registration or listing requirements of any other applicable securities laws and regulations, and that the reliance of the Company on such exemption is predicated in part on the bona fide nature of the investment intent and such Investor’s representations set forth in this Agreement. Such Investor understands that the Purchased Shares it purchases hereunder and the Conversion Shares with respect to such Purchased Shares are restricted securities within the meaning of Rule 144 under the Securities Act; that such Purchased Shares and such Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly, or an exemption from such registration or listing is available. Each Investor acknowledges that the Company has no obligation to register or qualify the Purchased Shares, or the Ordinary Shares into which they may be converted, for resale except as set forth in the Shareholders’ Agreement. Each Investor understands that this offering is not intended to be part of the public offering, and that each Investor will not be able to rely on the protection of Section 11 of the Securities Act.

5.	COVENANTS OF THE WARRANTORS.

The Warrantors jointly and severally make the following covenants to the Investors.

5.1 Use of Proceeds. The proceeds received from the issuance and sale of the Purchased Shares shall only be applied or used for the operation and development of the Principal Business of the Group Companies and other purposes as determined by the Board from time to time in compliance with the terms of the Shareholders Agreement.

5.2 Business of the Group Companies. Except as otherwise approved by the Board and the shareholders of the Company in accordance with the Amended M&AA, (i) the business of the Company shall be restricted to the holding, management and disposition of Equity Securities in the Cayman Holdco I and Cayman Holdco II, (ii) the business of the Cayman Holdco I shall be restricted to the holding, management and disposition of Equity Securities in the HK Holdco I and HK Holdco III, (iii) the business of the Cayman Holdco II shall be restricted to the holding, management and disposition of Equity Securities in the HK Holdco II, (iv) the business of the HK Holdco I shall be restricted to the holding, management and disposition of Equity Securities in the WFOE I, (v) the business of the HK Holdco II shall be restricted to the holding, management and disposition of Equity Securities in the WFOE II, (vi) the business of the HK Holdco III shall be restricted to the holding, management and disposition of Equity Securities in the WFOE III and WFOE IV; (vii) the business of each Founder Holding Company shall be restricted to the holding, management and disposition of Equity Securities in the Company, (viii) the business of each Domestic Company shall be restricted to the Principal Business, and (vix) the business of each WFOE shall be in line with the business scope as indicated in its business license.

5.3 Indemnification.

(a) General. Each Warrantor hereby jointly and severally indemnify each Investor and its respective Affiliates and directors (each, an “Indemnified Person”) from and against any and all Indemnifiable Losses suffered by such Indemnified Person as a result of, or based upon or arising from any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by any Warrantor in or pursuant to this Agreement.

(b) Specific Indemnity. Without affecting the generality of Section 5.3(a), each Warrantor hereby agrees to jointly and severally indemnify each Indemnified Person against any and all Indemnifiable Losses suffered by such Indemnified Person as a result of, or based upon or arising from any claim, Liability or penalty which has been made or imposed or may hereafter be made or imposed by any Governmental Authority or any other Person arising out of or in connection with (x) the non-compliance by any Group Company with articles 176 or 192 of the PRC Criminal Law, and (y) any non-payment or underpayment of Tax or Social Insurance or housing fund contributions by any Group Companies.

Such indemnification shall not be prejudiced by or be otherwise subject to any disclosure and shall apply regardless of whether the Indemnified Person have any knowledge, actual or constructive, with respect thereto.

5.4 Limitations on the Warrantors’ Liability. Notwithstanding anything to the contrary contained herein.

(a) The Warrantors shall not indemnity the Indemnified Person for any Indemnifiable Losses arising from or in connection with the matters disclosed to the Investors in written in the Disclosure Schedule and the Transaction Documents;

(b) Without prejudice to any other rights, powers and remedies at Law or in equity available to such party, the sole and exclusive monetary remedy that an Indemnified Person may have for a breach of any representation, warranty, covenant or agreement made by the Warrantor in or pursuant to this Agreement shall be the remedies as provided under Section 5.3 above;

(c) Notwithstanding the several and joint liabilities borne by the Warrantors, in the event there is any Indemnifiable Loss suffered by any Indemnified Person, such Indemnified Person shall first seek indemnification from the Group Companies. If the Group Companies are found liable to such Indemnified Person and do not have sufficient resources (after liquidation, dissolution or similar act) to indemnify such Indemnified Person within thirty (30) business days after the establishment of the Group Companies’ liabilities to such Indemnified Person, such Indemnified Person may then seek indemnification from the Founder and the Founder Holding Company;

(d) The maximum liability of the Warrantors under this Agreement to each Investor and its Affiliates shall not exceed the amount equal to the aggregate purchase price paid by such Investor pursuant to this Agreement, and the maximum liability of the Founder and the Founder Holding Company for any Indemnifiable Loss under this Agreement to the Investors and their Affiliates shall be limited to the value of all of the shares directly or indirectly held by the Founder and Founder Holding Company in the Company;

(e) The Warrantors shall not be obliged to indemnify the Indemnitees unless the aggregate amount of the Indemnifiable Loss exceeds US$750,000, provided that if liability agreed or determined in respect of any such claim or series of claims exceeds US$750,000, the Warrantors shall be liable for the entirety of such amount;

(f) Any limitation on the Warrantors’ liability as provided under this Section 5.4 shall not apply in the event of any fraud, wilful misconduct or gross negligence on the part of any Warrantor.

5.5 Additional Covenants. If at any time before the Closing, any of the Group Companies or the Founder comes to know of any material fact or event which (i) is in any way materially inconsistent with any of the representations and warranties given by any of the Warrantors, and/or (ii) suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or (iii) might affect the willingness of a prudent investor to purchase the Purchased Shares or the amount of consideration which such investor would be prepared to pay for the Purchased Shares, the Group Companies and the Founder shall give immediate written notice thereof to each Investor; provided, however, nothing herein shall relieve Group Companies and/or Founder Parties from liability for any breach of this Agreement.

5.6 Anti-corruption. The Company covenants that it shall not and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective representatives to promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any non-U.S. official, in each case, in material violation of any applicable anti-corruption law. The Company further represents that it shall and shall cause each of its Subsidiaries and Affiliates to cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective representatives in material violation of any applicable anti-corruption law. The Company further represents that it shall and shall cause each of its Subsidiaries and Affiliates to maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with any applicable anti-corruption law in all material aspects.

5.7 Satisfaction of Condition Precedent. The Warrantors shall use their respective reasonable best efforts to cause each of the conditions precedent as set forth in Section 6 to be satisfied as soon as practicable and in any event prior to the Long-Stop Date.

5.8 PFIC Covenant. The Company shall promptly furnish all information, documents and assistance that any Investor may reasonably request from time to time to establish or assess whether the Company is or is likely to become a PFIC or CFC with respect to such Investor.

5.9 Conversion. The Company covenants to at all times reserve sufficient Ordinary Shares or, if the reservation is insufficient, the Warrantors shall take all actions necessary to authorize such additional Ordinary Shares, for issuance upon conversion of all Series B Purchased Shares under the Transaction Documents.

5.10 Compliance with Laws. Each Group Company shall comply with all applicable Laws in all material aspects, including the PRC “online financing” related laws and articles 176 and 192 of the PRC Criminal Law.

5.11 Filing of Amended MA&A. Within twenty (20) Business Days following the Closing, the Amended MA&A of the Company shall have been duly filed with the Registrar of Companies of the Cayman Islands.

5.12 Employment Agreement and Confidentiality, Non-Competition Agreement. Each Key Employee of the Group Company listed in Exhibit A herein shall have entered into an employment agreement, and a confidentiality, non-competition agreement with any of the Group Companies, each in the form attached hereto as Exhibit A, and the Company shall have delivered to the Investors copies of the same.

5.13 Restructuring. Within sixty (60) days after the Closing, the application documents regarding the spin-off of the automobile financing business from the businesses of Meili Finance, including but not limited to equity transfer agreements in connection with the equity interests of certain Group Companies, amended articles of association of the PRC Companies, and the establishment of the new entities, shall have been filed with the relevant Governmental Authority. The Spin off and Restructuring Plan shall be fully and completely executed and implemented in accordance with the terms thereof. Otherwise, New Hope may, at its sole discretion, elect to (i) require the Founder and the Company to continue to have Spin off and Restructuring Plan to be fully and completely executed and implemented in accordance with the terms thereof; and/or (ii) require Meili Finance to indemnify the Company against any loss incurred therefrom. In the event that the aggregate amount of actual costs incurred by the Company exceeding RMB1,000,000 (the “Restructuring Cost Limit”), the Company shall pay New Hope and Wacai Entity respectively, an amount which is equal to the product of the difference between the aggregate amount of actual costs incurred by the Company and the Restructuring Cost Limited multiplied by the then shareholding percentage of New Hope and Wacai Entity (as applicable) in the Company.

5.14 Control Documents. As soon as practicable and in no event later than two (2) months after the Closing, (a) Auto Alliance shall enter into contracts with WFOE II to provide Control to WFOE II over Auto Alliance and therefore allow the Company to consolidate the financial statements of Auto Alliance with those of the Company for financial reporting purposes, and each of Liyun, Tairong, Tonfeng, Junkai, Feima and Risk Control VIE shall enter into contracts with the WFOE I to provide Control to the WFOE I over such Domestic Companies and therefore allow the Company to consolidate the financial statements of such Domestic Companies with those of the Company for financial reporting purposes (collectively, the “Control Documents”), and (b) the application of the relevant registration for the equity pledge contemplated under the Control Documents (except for those of Tongfeng) shall have been filed with the relevant Governmental Authority.

6.	CONDITIONS TO INVESTORS’ OBLIGATIONS AT THE CLOSING.

The obligations of each of the Investors to consummate the Closing are subject to the fulfilment or waiver of each of the following conditions at or prior to the Closing:

6.1 Representations and Warranties True and Correct. The representations and warranties made by each Warrantor in Section 3 shall be true and correct in all material respects when made, and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

6.2 Performance of Obligations. Each Warrantor shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing in all material respects.

6.3 Proceedings and Documents. All corporate and other proceedings of the Company in connection with the transactions contemplated hereby on the Closing and all documents and instruments incidental to such transactions shall have been completed in accordance with Transaction Documents, and each Investor shall have received all such counterpart originals or certified copies.

6.4 Compliance Certificate. At the Closing, each Warrantor shall have delivered to each Investor a certificate, dated the Closing Date, certifying that the conditions specified in this Section 6 have been fulfilled and stating, where applicable, that there shall have been no Material Adverse Effect since the Statement Date.

6.5 Constitutional Documents. The Amended M&AA in the form attached hereto as Exhibit E shall have been duly adopted by the Company by all necessary corporate action of its Board and its shareholders and submitted for filing with competent corporate registry of the Cayman Islands as of the Closing Date.

6.6 Execution of Other Transaction Documents. The Company shall have delivered to Investors all the other Transaction Documents, duly executed by the Company and all other parties thereto (other than the Investors).

6.7 No Material Adverse Change. There shall not have been any Material Adverse Effect since the Statement Date.

6.8 Board of Directors and Director Indemnification Agreement. The Board of the Company shall have been re-constituted in accordance with the Shareholders Agreement, which shall include one (1) director appointed by New Hope (the “New Hope Director”), and the Company shall have executed and delivered to New Hope the Director Indemnification Agreement in substantially the form and substance attached hereto as Exhibit G.

6.9 The Payment of the Investment Amount of the Wacai Entity. The Company shall have delivered to New Hope the instrument evidencing the payment of US$4,000,000 from Wacai Entity to Meili Finance Holdings Limited.

6.10 The Spin-off and Restructuring Plan of the Company. The Company shall have delivered a duly executed spin-off and restructuring plan to New Hope with the information on the business and assets restructuring arrangement.

7.	CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligations of the Company under this Agreement to consummate the Closing are subject to the fulfilment of the following conditions at or prior to the Closing:

7.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 4 shall be true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date.

7.2 Performance of Obligations. The Investors shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.

7.3 Execution of Transaction Documents. Each of the Investors shall have executed and delivered to the Company the Transaction Documents to which it is a party.

7.4 Payment of the Purchase Price. The Investors shall have delivered the Purchase Price in accordance with the provisions of Section 2.2.

8.	MISCELLANEOUS.

8.1 Survival. The representations and warranties of the Warrantors in Section 3 hereof shall survive the Closing for a period of twenty-four (24) months. Notwithstanding anything to the contrary provided in this Agreement, the aforementioned limitation on survival period shall not apply in the event of any fraud, wilful misconduct or gross negligence on the part of any Warrantor.

8.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations therein may be assigned by each Investor to its Affiliates. This Agreement and the rights and obligations therein may not be assigned by any Warrantor without the prior written consent of the Investors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3 Entire Agreement. This Agreement, the other Transaction Documents and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date of this Agreement, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.4 Notices.

(a) Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other parties; (b) when sent by email at the email address set forth in Exhibit B hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the parties as set forth in the Exhibit B; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in the Exhibit B with next-Business-Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

(b) Each person making a communication hereunder by email shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by email pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.4 by giving, the other parties written notice of the new address in the manner set forth above.

8.5 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of all the parties hereto.

8.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of any Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by Law or otherwise afforded to any Party shall be cumulative and not alternative.

8.7 Finder’s Fees. Each Party hereto (a) represents and warrants to each other Party hereto that it/he has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless such other Party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying Party or any of its employees or representatives are responsible.

8.8 Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.10 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use reasonable best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most closely effectuates the parties’ intent in entering into this Agreement.

8.11 Confidentiality and Non-Disclosure.

(a) The terms and conditions of this Agreement and the other Transaction Documents, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any party hereto and by representatives of such parties to any other party hereof or any of the representatives of such parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below.

(b) Notwithstanding the foregoing, the Company and each of the Investors may disclose (i) the Confidential Information to its current or bona fide prospective investors, Affiliates of the Company and such Investor and their respective employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 8.11, (ii) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities with authority to regulate such party’s operations, in each case as such party deems appropriate in its sole discretion, and (iii) the Confidential Information to any Person to which disclosure is approved in writing by the other party hereto. Any party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 8.11(c) below.

(c) Except as set forth in Section 8.11(b) above, in the event that any party is requested or becomes legally compelled (including without limitation, pursuant to any applicable Tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or any other Transaction Document or content of any of the financing terms hereunder, such party (the “Disclosing Party”) shall provide the other parties hereto with prompt written notice of that fact and shall consult with the other parties hereto regarding such disclosure. At the request of the other parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

(d) Notwithstanding any other provision of this Section 8.11, the confidentiality obligations of the parties shall not apply to: (i) information which a restricted party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

8.12 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under this Agreement are several and not joint, and no Investor is responsible in any way for the performance or conduct of any other Investor in connection with the transactions contemplated hereby. Nothing contained herein and no action taken by any Investor pursuant hereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Investors. Each Investor agrees that no other Investor has acted as an agent for such Investor in connection with the transactions contemplated hereby.

8.13 Further Assurances. Each Party shall from time to time and at all times hereafter make, do, execute, or cause to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.14 Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of laws thereunder.

8.15 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute may be submitted to arbitration at any time following such thirty (30) day period upon the request of any Party with notice to the other Parties. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice Law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC. The arbitration shall be conducted in Chinese. The decision of the arbitration tribunal shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees. The parties acknowledge and agree that, in addition to contract damages, the arbitrators may award provisional and final equitable relief, including injunctions, specific performance, and lost profits.

8.16 Expenses. After the Closing, the Company shall pay the Investors’ fees and expenses, including legal, accounting and business and out-of-pocket costs incurred by the Investors in connection with the transactions contemplated hereby (the “Expenses”), within thirty (30) Business Days after its receipt of written invoices for such fees and expenses, provided that such fees and expenses shall not exceed US$70,000. In the event the Closing does not occur due to a reason attributable to the Investors, each Investor shall bear its own Expenses.

8.17 Termination of this Agreement.

(a) Circumstance for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice:

(i) by the mutual written consent of the Parties; and

(ii) by either the Company or any Investor, if the Closing shall not have been consummated within thirty (30) days (or such other number of days as may be agreed between the Parties) from the Parties’ execution and delivery of this Agreement (which date, the “Long Stop Date”), provided that the terminating Party shall not have been, on or prior to the date of termination, in material breach of this Agreement; provided, further, the Company shall not be entitled to terminate the Agreement if the Closing fails to occur due to any unsatisfied condition under Section 6, and each Investor shall not be entitled to terminate the Agreement hereunder if the Closing fails to occur due to any unsatisfied condition of such Investor under Section 7.

(b) Effect of Termination. Unless otherwise provided herein, to the extent this Agreement is terminated in accordance with Section 8.17(a), this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the relevant Parties and there shall be no liability on the part of any relevant Party, except that the provisions of Sections 1, 8.2 to 8.17 shall survive the termination of this Agreement, provided, that such termination shall not release any Party from any liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have under this Agreement or applicable Laws or which may arise out of or in connection with such termination.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

MEILI FINANCE HOLDINGS LIMITED

By:	/s/ LIU Yannan
Name:	LIU Yannan (刘雁南)
Title:	Authorized Director

SIGNATURE PAGE TO MEILI AUTO SERIES B

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:	MEILI AUTO HOLDINGS LIMITED

	By:	/s/ LIU Yannan
	Name:	LIU Yannan (刘雁南)
	Title:	Authorized Director

SIGNATURE PAGE TO MEILI AUTO SERIES B

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SUBSIDIARIES:	MEILI AUTO FINANCING HOLDINGS LIMITED

	By:	/s/ LIU Yannan
	Name:	LIU Yannan (刘雁南)
	Title:	Authorized Director

MEILI AUTO ALLIANCE HOLDINGS LIMITED

	By:	/s/ LIU Yannan
	Name:	LIU Yannan (刘雁南)
	Title:	Authorized Signatory

SIGNATURE PAGE TO MEILI AUTO SERIES B

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SUBSIDIARIES:	TIAN DAO JI RAN FINANCING LEASE CO. LTD (天道计然融资租赁有限公司)

	By:	/s/ LIU Yannan
	Name:	LIU Yannan (刘雁南)
	Title:	Authorized Signatory

CHINA HUACHANG LEASE CO., LTD. (中国华昌租赁有限公司)

	By:	/s/ LIU Yannan
	Name:	LIU Yannan (刘雁南)
	Title:	Authorized Director

MEILI AUTO ALLIANCE HOLDINGS HK LIMITED

	By:	/s/ LIU Yannan
	Name:	LIU Yannan (刘雁南)
	Title:	Authorized Signatory

SIGNATURE PAGE TO MEILI AUTO SERIES B

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SUBSIDIARIES:	TIAN DAO JI RAN (CHINA) FINANCE LEASE CO., LTD. (天道计然（中国）融资租赁有限公司)

	By:	[Seal]
Name:
	Title:	Legal Representative/ Authorized Signatory

HUACHANG FINANCE LEASE (CHINA) CO., LTD. (华昌融资租赁（中国）有限公司)

	By:	[Seal]
Name:
	Title:	Legal Representative/ Authorized Signatory

MEILI AUTO (BEIJING) INTERNET TECHNOLOGY CO., LTD. (美利车（北京）网络技术有限公司)

	By:	[Seal]
Name:
	Title:	Legal Representative/ Authorized Signatory

SIGNATURE PAGE TO MEILI AUTO SERIES B

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SUBSIDIARIES:	TIANJIN CHENGUANG SHENGTONG COMMERCIAL FACTORING CO., LTD. (天津晨光盛通商业保理有限公司)

	By:	[Seal]
Name:
	Title:	Legal Representative/ Authorized Signatory

BEIJING FEIMA CHANGYOU INFORMATION TECHNOLOGY CO., LTD. (北京费马畅游信息科技有限公司)

	By:	[Seal]
Name:
	Title:	Legal Representative/ Authorized Signatory

BEIJING TAIRONG HUITONG INVESTMENT GUARANTEE CO., LTD. (北京泰融汇通投资担保有限公司)

	By:	[Seal]
Name:
	Title:	Legal Representative/ Authorized Signatory

SIGNATURE PAGE TO MEILI AUTO SERIES B

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SUBSIDIARIES:	LIYUN AUTOMOBILE CONSULTING SERVICES (SHANGHAI) CO., LTD. (力蕴汽车咨询服务（上海）有限公司)

	By:	[Seal]
Name:
	Title:	Legal Representative/ Authorized Signatory

YUNNAN TONGFENG FINANCING CO., LTD. (云南潼锋融资担保有限公司)

	By:	[Seal]
Name:
	Title:	Legal Representative/ Authorized Signatory

HANGZHOU JUNKAI AUTOMOBILE TRADE CO., LTD. (杭州君凯汽车贸易有限公司)

	By:	[Seal]
Name:
	Title:	Legal Representative/ Authorized Signatory

SIGNATURE PAGE TO MEILI AUTO SERIES B

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SUBSIDIARIES:	WUHAN FEIMA INFORMATION TECHNOLOGY CO., LTD. (武汉费马信息科技有限公司)

	By:	[Seal]
Name:
	Title:	Legal Representative/ Authorized Signatory

SHANGHAI XIEFANG INFORMATION TECHNOLOGY CO., LTD. (上海撷芳信息科技有限公司)

	By:	[Seal]
Name:
	Title:	Legal Representative/ Authorized Signatory

YINGTAN HEGH-TECH INDUSTRIAL PARK HUIXIN MICRO LOAN CO., LTD. (鹰潭高新技术产业园区汇鑫小额贷款股份有限公司)

	By:	[Seal]
Name:
	Title:	Legal Representative/ Authorized Signatory

SIGNATURE PAGE TO MEILI AUTO SERIES B

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SUBSIDIARIES:	Meili Auto Alliance (Beijing) Information Technology Co., Ltd (美利车联盟（北京）信息科技有限公司)

	By:	[Seal]
Name:
	Title:	Legal Representative/ Authorized Signatory

SIGNATURE PAGE TO MEILI AUTO SERIES B

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

INVESTOR:

Key View Investments Limited (智璟投资有限公司)

By:	/s/ YANG Li
Name:	YANG Li (杨利)
Title:	Authorized Director

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

FOUNDER:

By:	/s/ LIU Yannan
LIU Yannan (刘雁南)

FOUNDER HOLDING COMPANY:

LENDORA LIMITED

By:	/s/ LIU Yannan
Name: LIU Yannan (刘雁南)
Title: Authorized Director

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

INVESTOR:

China Tai He Capital Limited

By:	/s/ SONG Liangjing
Name:	SONG Liangjing
Title:	Authorized Director

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

INVESTOR:

WACAI HOLDINGS LIMITED

By:	/s/ LI Zhiguo
Name:	LI Zhiguo (李治国)
Title:	Authorized Director

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